UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/23/2008

Armstrong World Industries, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-2116

PA	23-0366390
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

P.O. Box 3001
Lancaster, PA 17604
(Address of principal executive offices, including zip code)

717-397-0611
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (c)
On June 23, 2008, the Board of Directors of Armstrong World Industries, Inc. (NYSE:AWI) elected Stephen F. McNamara vice president and controller, effective July 1. McNamara succeeds William C. Rodruan who will be vice president - Finance for Armstrong's flooring business in the Americas, after nine years as corporate controller. McNamara, 41, most recently was director of internal audit in Corporate Finance after serving as the Company's assistant controller. He joined Armstrong in 1999 from Hunt Corp. where he was assistant controller. Prior to that, he was a supervising senior auditor with Deloitte & Touche. A Certified Public Accountant, he received a bachelor's degree in accounting from Villanova University in 1988.
On July 31, John N. Rigas, senior vice president and general counsel, will leave Armstrong after nine years and retire. Mr. Rigas is entitled to benefits under his Change in Control Agreement.

Item 8.01.    Other Events

The Company's annual shareholder meeting was held on June 23, 2008. Three items were voted upon. Shareholders re-elected the nine current members to the Board of Directors to serve one-year terms until the Company's next annual meeting and until their successors have been elected and qualified.   Also, shareholders ratified the appointment of KPMG, LLP as independent auditors of the Company for 2008 and approved the 2008 Directors Stock Unit Plan.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Armstrong World Industries, Inc.

Date: June 25, 2008	By:	/s/ Michele M. Nicholas
Michele M. Nicholas
Corporate Counsel & Assistant Secretary